UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
February 24, 2016
 _____________________
Palo Alto Networks, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35594	20-2530195
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
4401 Great America Parkway Santa Clara, California 95054 (Address of principal executive office, including zip code)
(408) 753-4000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.
On February 25, 2016, Palo Alto Networks, Inc. (the “Company”) issued a press release announcing its financial results for its fiscal second quarter ended January 31, 2016. A copy of the press release is furnished herewith as Exhibit 99.1, and is incorporated herein by reference.
The information contained in this Item 2.02 and in the accompanying Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d) Appointment of New Director
On February 24, 2016, the Company’s Board of Directors (the “Board”) increased the size of the Board from eight to nine and appointed Frank Calderoni to the Board, to serve as a class III director whose term expires at the annual meeting of stockholders to be held in 2017. In addition, the Board appointed Mr. Calderoni to replace Carl Eschenbach on the Audit Committee of the Board (the “Audit Committee”), and appointed Mr. Eschenbach to the Compensation Committee of the Board and the Nominating and Corporate Governance Committee of the Board.
Mr. Calderoni, age 58, has served as Executive Vice President, Operations and Chief Financial Officer of Red Hat, Inc. since June 2015. From May 2004 to January 2015, Mr. Calderoni served in various positions at Cisco Systems, Inc., including as Executive Vice President and Chief Financial Officer. Mr. Calderoni currently serves on the boards of directors of Nimble Storage, Inc. and Adobe Systems Incorporated. Mr. Calderoni holds a B.S. in Accounting and Finance from Fordham University and an M.B.A. from Pace University.
In connection with his appointment to the Board and in accordance with the Company’s Director Compensation Policy, the Board approved an initial award of restricted stock units for Mr. Calderoni having a value of approximately $1,000,000, which will be granted effective March 20, 2016 (the “Grant Date”). These restricted stock units will vest over three years, with one-third of the shares subject to the award vesting on the first anniversary of the Grant Date, and the remaining shares vesting equally over the next two years on a quarterly basis, subject to continued service on the Board on the applicable vesting date. In the event of a change of control, all shares subject to the award would become fully vested and immediately exercisable. The restricted stock units are subject to the terms and conditions of the Company’s 2012 Equity Incentive Plan and its related grant agreements. In addition, the Company expects to grant an annual award of restricted stock units having a value of approximately $320,000 to Mr. Calderoni on the date of each annual meeting of stockholders, beginning with the annual meeting of stockholders to be held in 2016, subject to continued service on the Board and the Audit Committee. Each annual award of restricted stock units is expected to vest over one year on a quarterly basis. The Company will also reimburse Mr. Calderoni for all reasonable expenses in connection with his services to the Company. A copy of the offer letter between Mr. Calderoni and the Company is filed herewith as Exhibit 10.1.
Mr. Calderoni executed the Company’s standard form of indemnification agreement, a copy of which has been filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No. 333-180620) filed with the Securities and Exchange Commission on July 9, 2012.
There is no arrangement or understanding between Mr. Calderoni and any other persons pursuant to which Mr. Calderoni was elected as a director. In addition, Mr. Calderoni is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.
On February 25, 2016, the Company issued a press release announcing Mr. Calderoni’s appointment as a director. The press release is attached herewith as Exhibit 99.2.

Item 9.01 Financial Statements and Exhibits.
(d)      Exhibits.

Exhibit No.	Description of Exhibit
10.1	Offer Letter between the Registrant and Frank Calderoni, dated February 24, 2016.
99.1	Press release dated as of February 25, 2016.
99.2	Press release dated as of February 25, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PALO ALTO NETWORKS, INC.

By:	/s/ MARK D. MCLAUGHLIN
Mark D. McLaughlin
President and Chief Executive Officer

Date: February 25, 2016

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1	Offer Letter between the Registrant and Frank Calderoni, dated February 24, 2016.
99.1	Press release dated as of February 25, 2016.
99.2	Press release dated as of February 25, 2016.